Exhibit 99.1

TO:     Employees, Executive Officers and Certain Directors of Origin Bancorp, Inc.
DATE:     September 24, 2018
RE:     New retirement plan services coming soon

We’re moving the Origin Bank 401(k) Plan to a new service provider, Principal®. You’ll still have access to the same great retirement plan benefits along with some exciting new ways to help you plan for the life you want in retirement.

In the coming weeks, we will work closely with a specialized team from Principal to help ensure a smooth transition. We’ve outlined some important information you need to know about the process.

Key dates

Today	Compare your current investment elections to the new investment options that will be available to the plan. (See the provided Mapping Strategy for more investment option details.)
October 15, 2018	First day to choose a salary deferral election if you are deferring less than 3% (including 0% and do not wish to be automatically enrolled at 3%.

October 25, 2018	Last day to change investment election with current provider.
October 25, 2018	Last day to request investment transfers, plan loans (if available), withdrawals or distributions with current provider.

October 25, 2018 to Week of November 18, 2018*	Blackout period for your organization’s retirement funds with current service provider transitioning to Principal.
October 31, 2018	Last day to choose a salary deferral election if you are deferring less than 3% (including 0% and do not wish to be automatically enrolled at 3%.
November 1, 2018	Estimated date retirement funds transfer to Principal.

*This date depends on the accurate and timely transfer of data between 401k Plus and Principal. You’ll be notified of any delays in the transfer of data that change this date. During this final week of the blackout period, you can call 800.547.7754 to check the status of the transition.

Preparing for the transition

To get ready for the transition to Principal, review your current contribution rate and investment elections and how they may be affected by the transition.

Your current funds and future contributions will be invested in the same or similar investment options as outlined in the Participant Mapping Strategy we’ve provided. If you wish to make changes to your current investment elections, or where your funds are currently invested, you can do so with your current service provider until the blackout period begins.

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stock from the account during the blackout period.

About the blackout period

The blackout is a short period of time when account activities otherwise available under the plan are paused, including:

•	Changing investment elections for future contributions

•	Transferring funds among investment options

•	Requesting a plan loan, distribution or withdrawal

Exhibit 99.1

This is necessary to allow any pending account activity to process so your funds transition correctly. All investment options held under the plan are subject to the blackout period. Your payroll deductions will continue to be withheld and invested during this time.

During the blackout period, you won’t be able to direct or diversify the retirement funds held in the retirement account. That’s why it’s important to review and consider your current investment decisions before the transition begins. For your long-term retirement security, give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments.

If you have questions about the blackout period, please contact:

Ashlea Price
Origin Bancorp, Inc.
500 S. Service Road East
Ruston, LA 71270-3404
(318) 254-7410

Transition complete
When the transition of plan services is complete, you’ll receive a special statement confirming the transfer of your retirement funds. You’ll then be able to review or make changes online and access additional resources at principal.com.

See the Investment Option Summary for additional important information.

Disclosures
Investing involves risk, including possible loss of principal.

Asset allocation and diversification does not ensure a profit or protect against a loss. Equity investment options involve greater risk, including heightened volatility, than fixed-income investment options. Fixed-income investments are subject to interest rate risk; as interest rates rise their value will decline. International and global investing involves greater risks such as currency fluctuations, political/social instability and differing accounting standards. These risks are magnified in emerging markets.

There is no guarantee that a target date investment will provide adequate income at or through retirement.

This document is intended to be educational in nature and is not intended to be taken as a recommendation.

Insurance products and plan administrative services provided through Principal Life Insurance Co. Principal Funds, Inc. is distributed by Principal Funds Distributor, Inc. Securities offered through Principal Securities, Inc., 800.547.7754, member SIPC and/or independent broker-dealers. Principal Life, Principal Funds Distributor, Inc. and Principal Securities® are members of the Principal Financial Group®, Des Moines, IA 50392. Certain investment options may not be available in all states or U.S. commonwealths.